Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Reports Second Quarter Fiscal 2018 Results and Raises 2018 Outlook

Sales of $508.3 million increased 60 percent driven by CIS business and growth in all segments

RACINE, WI, October 31, 2017 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the second quarter of fiscal year 2018.

Second Quarter Highlights:

•	Net sales of $508.3 million, up 60 percent from the prior year, including $149.2 million of sales from the Commercial and Industrial Solutions (“CIS”) segment
•	Non-CIS sales increased 11 percent on a constant-currency basis
•	Operating income of $23.5 million and adjusted operating income of $26.8 million
•	Earnings per share of $0.31 and adjusted earnings per share of $0.36
•	Increases 2018 outlook and now expects adjusted earnings per share to range between $1.30 to $1.45, up from $1.20 to $1.35

“Continued positive momentum in all of our business segments led to significant sales and earnings improvement this quarter,” said Modine President and Chief Executive Officer, Thomas A. Burke. “Higher sales volumes, strong operational efficiencies and cost savings drove solid gross expansion that more than offset higher raw material costs.  We also continued to see accretive contribution from our new CIS segment.”

Net sales for the second quarter were $508.3 million, up 60 percent from the prior year.  This included $149.2 million of sales from our CIS segment. On a constant-currency basis, non-CIS sales increased $33.9 million, or 11 percent, from the prior year. This increase was a result of sales growth across all business segments.

Gross profit increased in the second quarter to $86.1 million compared to $48.0 million in the prior year,  including $22.5 million contributed by the CIS segment. Gross margin increased 190 basis points to 17.0 percent. The increase was primarily due to higher sales volume in all segments and the benefits from cost savings initiatives, partially offset by the temporary impact of higher raw material costs prior to making pricing adjustments in accordance with our contractual pass-through agreements.

Selling, general and administrative (“SG&A”) expenses increased $14.0 million to $62.2 million in the second quarter from the prior year, primarily resulting from the addition of the new CIS segment, which reported $14.4 million of SG&A expenses in the second quarter.

Second quarter operating income was $23.5 million compared with an operating loss of $1.1 million in the second quarter of the prior year. Excluding acquisition and integration costs, restructuring expenses, and certain other items, adjusted operating income was $26.8 million, up $22.4 million from the prior year. Each of our business segments contributed to this improvement, including the new CIS segment, which reported $8.1 million of operating income.

Earnings per share of $0.31 improved $0.40 from the second quarter of the prior year. Adjusted earnings per share of $0.36 improved $0.37 compared to the second quarter of the prior year, driven largely by the increased operating earnings, partially offset by increased interest expense from the acquisition debt.

Second Quarter Segment Review

•
Americas segment sales were $141.9 million compared with $126.0 million one year ago, an increase of 12.6 percent. On a constant-currency basis, sales increased 12.2 percent year-over-year, primarily due to improved off-highway, specialty vehicle and automotive sales in North America and stronger commercial vehicle and aftermarket sales in Brazil.  The segment reported operating income of $7.8 million, an improvement of $8.9 million from the prior year, primarily due to higher sales volume and lower SG&A expenses.

•
Europe segment sales were $134.5 million compared with $123.9 million one year ago, an increase of 8.5 percent. On a constant-currency basis, sales were up 3.0 percent, driven primarily by higher sales to automotive and off-highway customers. The segment reported operating income of $8.6 million, up $1.6 million from the prior year. This increase was driven by higher sales volume and improved plant performance.

•
Asia segment sales were $39.5 million compared with $24.7 million one year ago, an increase of 59.7 percent. This increase was driven by higher off-highway sales in all markets and automotive sales in China and India.  Operating income of $4.2 million improved $3.4 million from the prior year, primarily due to higher sales volume.

•
CIS segment sales were $149.2 million in the second quarter. The segment reported operating income of $8.1 million. In addition, the segment results included a total of $3.2 million of intangible asset amortization expense and fixed asset step-up depreciation expense related to purchase accounting for the acquisition of Luvata HTS, which was completed on November 30, 2016.

•
Building HVAC segment sales were $48.8 million compared with $45.7 million one year ago, an increase of 6.7 percent.  This increase was due to higher sales of ventilation and heating products in North America, partially offset by lower sales in the U.K. Operating income of $6.3 million was up $3.5 million compared with the prior year, primarily a result of higher sales volume and lower operating expenses driven by efficiency improvements and cost-savings initiatives in the prior year.

Balance Sheet & Liquidity

Total debt was $505.5 million as of September 30, 2017. Cash and cash equivalents at the end of the second quarter were $50.5 million. Net debt was $455.0 million as of September 30, 2017, a decrease of $21.7 million from the end of fiscal 2017. The decrease in net debt was primarily due to strong cash flow from operations during the second quarter.

Net cash provided by operating activities for the first six months of fiscal 2018 was $71.1 million compared with $13.6 million one year ago. The improvement from the prior year was driven largely by higher earnings from operations and improved working capital.  Free cash flow for the first six months of fiscal 2018 was $34.3 million, a $52.7 million improvement over the prior year.

Outlook

“As we look forward, we expect to continue to benefit from cost saving initiatives, operational efficiencies and improving markets,” commented Burke.  “As a result, we are raising our sales and earnings guidance ranges as we look to build upon our recent success during the second half of fiscal 2018.”

Based on current exchange rates, market outlook and business forecast, Modine updated the following guidance for fiscal 2018:

•	Full fiscal year-over-year sales up 32 to 36 percent;
•	Adjusted EBITDA of $182 million to $192 million;
•	Adjusted operating income of $107 million to $117 million; and
•	Adjusted earnings per share of $1.30 to $1.45.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Wednesday, November 1, 2017 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its second quarter financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after November 1, 2017. A call-in replay will be available through midnight on November 3, 2017, at 855.859.2056, (international replay 404.537.3406); Conference ID# 4597929. The company will furnish a transcript of the call to the U.S. Securities and Exchange Commission, and post it on its website, on November 3, 2017.

About Modine

Modine, with fiscal 2017 revenues of $1.5 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its three complementary business units: Vehicular Thermal Solutions (VTS); Commercial & Industrial Solutions (CIS); and Building HVAC Systems (BHVAC). Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe, Asia and Africa. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2017 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. Other risks and uncertainties include, but are not limited to, the following: Modine’s ability to integrate the former Luvata HTS operations into Modine, to harness the anticipated synergies associated with the transaction, and to achieve projected cash flows sufficient to enable Modine to maintain a desirable leverage ratio; the overall health and price-down focus of Modine’s customers, particularly in light of economic and market-specific challenges; uncertainties regarding the costs and benefits of Modine’s restructuring activities; operational inefficiencies as a result of program launches, unexpected volume increases and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations (particularly the value of the euro, Brazilian real and British pound relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and in particular, the continuing recovery and/or instability of certain markets in China and North America, and the general uncertainties about the impact of potential regulatory and/or policy changes in the U.S. as a result of a change in administration, and continuing uncertainty regarding “Brexit”; the impact on Modine of any significant increases in commodity prices, particularly aluminum and copper, and our ability to pass these prices on to customers; Modine's ability to successfully execute its strategic and operational plans; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; the concentration of sales within our CIS segment attributed to one customer, and our ability to manage troughs and take advantage of peaks; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted operating income, adjusted earnings per share, adjusted EBITDA, constant currency, net debt, free cash flow and financial results of our non-CIS business (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity. We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. However, these measures are not, and should not be, viewed as substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share plus impairment charges, restructuring expenses, and acquisition and integration costs, and excluding certain other gains or charges. These are measures of overall performance not including non-cash impairment charges, costs associated with restructuring and acquisitions, and certain other gains or charges.

Definition – Adjusted EBITDA

Net earnings less net earnings attributable to noncontrolling interest, plus interest expense, income taxes, depreciation and amortization expenses, impairment charges, restructuring expenses, and acquisition and integration costs, and excluding certain other gains or charges.  This is a measure of overall financial performance not including non-cash depreciation, amortization and impairment charges, interest, income taxes, costs associated with restructuring and acquisitions, and certain other gains or charges.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period. This measure provides a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations.

Definition – Non-CIS business

Financial results reported for our non-CIS business represent our consolidated financial results less the corresponding amount for Luvata HTS, which we acquired on November 30, 2016 and have since operated as our CIS segment.  We believe this information is useful to investors, as it reflects our performance without the effects of this recent acquisition.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. This is an indicator of the company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment.  This measure presents cash generated from operations during the period that is available for strategic capital decisions.

Forward-looking non-GAAP financial measures

Our fiscal 2018 guidance includes adjusted EBITDA, adjusted operating income and adjusted EPS.  These are non-GAAP measures, which exclude certain cash and non-cash charges or gains. These charges and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), acquisition and integration costs, impairment charges and certain other items.  These adjustments for the first six months of fiscal 2018 are presented on page 8.  Estimates of these adjustments for the remainder of fiscal 2018 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company Consolidated statements of operations (unaudited)
	(In millions, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2017	2016	2017	2016
Net sales	$508.3	$317.7	$1,023.8	$664.9
Cost of sales	422.2	269.7	849.2	554.6
Gross profit	86.1	48.0	174.6	110.3
Selling, general & administrative expenses	62.2	48.2	121.4	92.4
Restructuring expenses	0.4	2.1	2.1	4.4
Gain on sale of facility	-	(1.2)	-	(1.2)
Operating income (loss)	23.5	(1.1)	51.1	14.7
Interest expense	(6.6)	(3.0)	(13.2)	(6.0)
Other expense - net	(1.1)	(0.9)	(2.0)	(1.8)
Earnings (loss) before income taxes	15.8	(5.0)	35.9	6.9
Benefit (provision) for income taxes	0.5	1.0	(2.2)	(2.0)
Net earnings (loss)	16.3	(4.0)	33.7	4.9
Net earnings attributable to noncontrolling interest	(0.4)	(0.1)	(0.8)	(0.4)
Net earnings (loss) attributable to Modine	$15.9	$(4.1)	$32.9	$4.5

Net earnings (loss) per share attributable to Modine shareholders - diluted:	$0.31	$(0.09)	$0.65	$0.09

Weighted-average shares outstanding - diluted:	50.7	47.1	50.4	47.3

Condensed consolidated balance sheets (unaudited)
		(In millions)
	September 30, 2017	March 31, 2017
Assets
Cash and cash equivalents	$50.5	$34.2
Trade receivables	308.0	295.2
Inventories	184.3	168.5
Other current assets	60.6	55.4
Total current assets	603.4	553.3
Property, plant and equipment - net	490.2	459.0
Intangible assets - net	134.3	134.1
Goodwill	171.4	165.1
Deferred income taxes	113.9	108.4
Other noncurrent assets	24.8	29.6
Total assets	$1,538.0	$1,449.5

Liabilities and shareholders' equity
Debt due within one year	$103.6	$105.2
Accounts payable	259.9	230.3
Other current liabilities	117.6	119.9
Total current liabilities	481.1	455.4
Long-term debt	401.9	405.7
Deferred income taxes	9.4	9.7
Other noncurrent liabilities	156.0	157.5
Total liabilities	1,048.4	1,028.3
Total equity	489.6	421.2
Total liabilities & equity	$1,538.0	$1,449.5

Modine Manufacturing Company Condensed consolidated statements of cash flows (unaudited)
		(In millions)

	Six months ended September 30,
	2017	2016
Cash flows from operating activities:
Net earnings	$33.7	$4.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	37.8	25.4
Gain on sale of facility	-	(1.2)
Other - net	3.6	(0.8)
Net changes in operating assets and liabilities	(4.0)	(14.7)
Net cash provided by operating activities	71.1	13.6

Cash flows from investing activities:
Expenditures for property, plant and equipment	(36.8)	(32.0)
Proceeds from dispositions of assets	-	4.3
Other - net	(0.9)	0.8
Net cash used for investing activities	(37.7)	(26.9)

Cash flows from financing activities:
Net (decrease) increase in debt	(18.8)	9.2
Other - net	(0.6)	(1.1)
Net cash (used for) provided by financing activities	(19.4)	8.1

Effect of exchange rate changes on cash	2.3	(0.7)

Net increase (decrease) in cash and cash equivalents	16.3	(5.9)

Cash and cash equivalents - beginning of period	34.2	68.9

Cash and cash equivalents - end of period	$50.5	$63.0

Segment operating results (unaudited)
				(In millions)

	Three months ended September 30,		Six months ended September 30,
	2017	2016	2017	2016
Net sales:
Americas	$141.9	$126.0	$290.2	$266.0
Europe	134.5	123.9	270.8	269.9
Asia	39.5	24.7	74.9	49.6
Commercial and Industrial Solutions	149.2	-	306.7	-
Building HVAC	48.8	45.7	91.8	85.6
Segment total	513.9	320.3	1,034.4	671.1
Corporate and eliminations	(5.6)	(2.6)	(10.6)	(6.2)
Net sales	$508.3	$317.7	$1,023.8	$664.9

Operating income:
Americas	$7.8	$(1.1)	$19.9	$8.5
Europe	8.6	7.0	16.5	22.3
Asia	4.2	0.8	7.5	2.3
Commercial and Industrial Solutions	8.1	-	18.9	-
Building HVAC	6.3	2.8	9.4	3.7
Segment total	35.0	9.5	72.2	36.8
Corporate and eliminations	(11.5)	(10.6)	(21.1)	(22.1)
Operating income (loss) (a)	$23.5	$(1.1)	$51.1	$14.7

(a)	See the adjusted operating income reconciliation on the next page for information on acquisition and integration costs, restructuring expenses and other adjustments.

Modine Manufacturing Company Adjusted financial results (unaudited)

	(In millions, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2017	2016	2017	2016
Operating income (loss)	$23.5	$(1.1)	$51.1	$14.7
Acquisition and integration costs (a)	2.2	3.0	4.3	4.4
Restructuring expenses - Americas (b)	0.1	1.6	1.5	3.8
Restructuring expenses (income) - Europe (b)	0.3	-	0.6	(0.3)
Restructuring expenses - other (b)	-	0.5	-	0.9
Environmental and legal charges (c)	0.7	1.6	0.9	1.6
Gain on sale of facility (d)	-	(1.2)	-	(1.2)
Adjusted operating income	$26.8	$4.4	$58.4	$23.9

Net earnings (loss) per share attributable to Modine shareholders - diluted:	$0.31	$(0.09)	$0.65	$0.09
Acquisition and integration costs (a)	0.03	0.04	0.06	0.06
Restructuring expenses (b)	0.01	0.03	0.03	0.06
Environmental and legal charges (c)	0.01	0.04	0.01	0.04
Gain on sale of facility (d)	-	(0.03)	-	(0.03)
Adjusted earnings (loss) per share	$0.36	$(0.01)	$0.75	$0.22

Net earnings (loss)	$16.3	$(4.0)	$33.7	$4.9
Net earnings attributable to noncontrolling interest	(0.4)	(0.1)	(0.8)	(0.4)
Interest expense	6.6	3.0	13.2	6.0
(Benefit) provision for income taxes	(0.5)	(1.0)	2.2	2.0
Depreciation and amortization expense (e)	19.3	12.9	37.8	25.4
Acquisition and integration costs (a)	2.2	3.0	4.3	4.4
Restructuring expenses (b) (e)	0.4	1.8	2.1	3.9
Environmental and legal charges (c)	0.7	1.6	0.9	1.6
Gain on sale of facility (d)	-	(1.2)	-	(1.2)
Adjusted EBITDA	$44.6	$16.0	$93.4	$46.6

(a)
On November 30, 2016, the Company acquired Luvata Heat Transfer Solutions and has since operated the business as its Commercial and Industrial Solutions segment.  Acquisition and integration costs in fiscal 2018, recorded as SG&A expenses at Corporate, primarily consisted of incremental costs directly associated with integration activities, including legal and accounting professional services and severance expenses.  In addition, the fiscal 2018 costs include $1.6 million of third party strategy advisory fees related to both the acquired and base businesses.  Acquisition costs in fiscal 2017 primarily consisted of due diligence costs.  The tax benefit related to acquisition and integration costs for the six months ended September 30, 2017 and 2016 was $1.6 million and $1.7 million, respectively.

(b)
Restructuring amounts primarily relate to equipment transfer and plant consolidation costs and employee severance expenses.  For the six months ended September 30, 2016, restructuring expenses within the Building HVAC segment and at Corporate totaled $0.6 million and $0.3 million, respectively.

(c)
The fiscal 2018 adjustment relates to environmental charges and related legal costs associated with a previously-owned manufacturing facility in the Americas segment.  The fiscal 2017 adjustment related to a legal reserve in Brazil (Americas segment), which has since been settled.

(d)	During the second quarter of fiscal 2017, the Company sold a facility within its Europe segment for cash proceeds of $4.3 million, and as a result, recorded a gain of $1.2 million.
(e)	Fiscal 2017 restructuring expenses included accelerated depreciation totaling of $0.5 million, which is included within depreciation expense for this schedule and the cash flow statement.

Modine Manufacturing Company Net debt (unaudited)

		(In millions)

	September 30, 2017	March 31, 2017
Debt due within one year	$103.6	$105.2
Long-term debt	401.9	405.7
Total debt	505.5	510.9

Less: cash and cash equivalents	50.5	34.2
Net debt	$455.0	$476.7

Free cash flow (unaudited)
(In millions)

	Three months ended September 30,		Six months ended September 30,
	2017	2016	2017	2016
Net cash provided by operating activities	$52.4	$12.0	$71.1	$13.6
Expenditures for property, plant and equipment	(15.2)	(17.5)	(36.8)	(32.0)
Free cash flow	$37.2	$(5.5)	$34.3	$(18.4)

Net sales - constant currency (unaudited)
(In millions)

	Three months ended September 30,
	2017			2016
	Net Sales	Effect of Exchange Rate Changes	Net Sales - Constant Currency	Net Sales
Americas	$141.9	$(0.5)	$141.4	$126.0
Europe	134.5	(6.9)	127.6	123.9
Asia	39.5	(0.3)	39.2	24.7
Commercial and Industrial Solutions	149.2	-	149.2	-
Building HVAC	48.8	-	48.8	45.7
Segment total	513.9	(7.7)	506.2	320.3
Corporate and eliminations	(5.6)	0.2	(5.4)	(2.6)
Net sales	$508.3	$(7.5)	$500.8	$317.7

SOURCE: Modine Manufacturing Company

Modine Manufacturing Company
Kathleen Powers, 262-636-1687
k.t.powers@na.modine.com